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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: January 31, 2005 |
                                                                                                        |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(h) of the Investment Company Act 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of         | 2. Date of Event            | 4. Issuer Name and Ticker or Trading Symbol                         |
|  Reporting Person*           |    Requiring Statement      |                                                                     |
|                              |    (Month/Day/Year)         |    Tintic Gold Mining company (TTGM)                                |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
| Coombs, John Michael         |                             |                                                                     |
|------------------------------|                             |                                                                     |
| (Last)     (First)  (Middle) |                             |                                                                     |
|                              |                             |                                                                     |
|                              |     2/3/03(1),(2) and (3)   |                                                                     |
|                              |                             |                                                                     |
| 2435 Scenic Drive            |                             |                                                                     |
|----------------------------------------------------------------------------------------------------------------------------------|
|          (Street)            | 3.IRS Identification Number | 5. Relationship of Reporting Person(s) to | 6. If Amendment, Date of|
|                              |   of Reporting Person, if an|    Issuer                                 |    Original             |
|                              |   entity (voluntary)        |    (Check all applicable)                 |    (Month/Day/Year)     |
|                              |                             |                                           |                         |
|                              |                             |     Director               X  10% Owner   |                         |
|                              |                             | ---                       ---             |                         |
| Salt Lake City, UT 84109     |                             |                                           |                         |
|------------------------------|                             |     Officer (give title       Other       |-------------------------|
| (City)   (State)    (Zip)    |                             | --- below)                --- (specify    | 7. Individual or Joint/ |
|                              |                             |                                below)     |    Group Filing (Check  |
|                              |                             |                                           |    Applicable Line)     |
|                              |                             |                                           |                         |
|                              |                             |                                           |  X  Form filed by One   |
|                              |                             | ----------------------------------------- | --- Reporting Person    |
|                              |                             |                                           |                         |
|                              |                             |                                           |     Form filed by More  |
|                              |                             |                                           | --- than One Person     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                      TABLE I - Non-Derivative Securities Beneficially Owned                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1.Title of Security          | 2. Amount of Securities Beneficially | 3. Ownership Form: Direct (D)    |4. Nature of Indirect    |
|   (Instr. 4)                 |    Owned                             |    or Indirect (I)               |   Beneficial Ownership  |
|                              |    (Instr. 4)                        |    (Instr. 5)                    |   (Instr. 5)            |
|----------------------------------------------------------------------------------------------------------------------------------|
| <s>                          | <c>                                  | <c>                              | <c>                     |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
| Common stock                 |  17,417                              |     D* (1)                       |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
| Common stock                 |  60,028                              |     D* (2)                       |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
| Common stock                 |  201,054                             |     D* (3)                       |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2

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FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2. Date Exer-       |3. Title and Amount of Securities  |4. Conversion  |5. Ownership Form   |6. Nature of Indirect    |
|Derivative|   cisable and      |   Underlying Derivative           |   or Exercise |   of Derivative    |   Beneficial Ownership  |
|Security  |   Expiration       |   Security (Instr. 4)             |   Price of    |   Securities:      |   (Instr. 5)            |
|(Instr.4) |   Date             |                                   |   Derivative  |   Direct (D) or    |                         |
|          |   (Month/Day/Year) |                                   |   Security    |   Indirect (I)     |                         |
|          |--------------------------------------------------------|               |   (Instr. 5)       |                         |
|          |          |         |                    |              |               |                    |                         |
|          | Date     | Expira- |                    | Amount or    |               |                    |                         |
|          | Exer-    | tion    |                    | Number of    |               |                    |                         |
|          | cisable  | Date    |       Title        | Shares       |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) Represents 9,917 shares acquired in a private transaction in 1996; and 7,500 shares acquired from the Issuer for services on or about February 13, 2002.  All of these shares were issued pursuant to Rule 16b-3(d)(1) of the Securities and Exchange Commission;
(2) Acquired from the Issuer pursuant to resolutions of the Board of Directors on February 3, 2003, and as modified by additional resolutions of the Board of Directors on April 22, 2003. 6,027 of these shares will not be issued until the Issuer files a
Registration Statement on Form S-8 of the Securities and Exchange Commission.  All of these shares were also issued pursuant to
Rule 16b-3(d)(1);and
(3) Authorized to be issued pursuant to Rule 16b-3(d)(1) on February 3, 2003, and as modified by the Board of Directors on
April 22, 2003.




           /s/ John Michael Coombs                                                          4/22/03
           ----------------------------------------------                          ----------------------
           **Signature of Reporting Person                                                  Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
         See Instruction 6 for procedure.













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